EXHIBIT 99.1
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                                  PRESS RELEASE
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First Mariner Bancorp Announces Private Placement of Preferred Securities

BALTIMORE--June 20, 2003--First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Finance Maryland, LLC, announced the completion of a $14.5 million private placement of Preferred Securities through its wholly-owned subsidiary Mariner Capital Trust III. The Preferred Securities have a final maturity date of July 7, 2033, and are callable at their par value beginning July 7, 2008. The Preferred Securities bear interest at a fixed rate of 5.66% through July 7, 2008, then convert to a variable rate of LIBOR plus 3.25%, reset quarterly until maturity.

The Company intends to use the net proceeds to fund the lending activities of Finance Maryland, its wholly-owned consumer finance company and for general corporate purposes.

The preferred securities have not been registered under the Securities Act of 1933; therefore, the securities may not be offered or sold absent registration or an exemption from registration requirements.

First Mariner Bancorp is a bank holding company with total assets of $911 million. Its wholly-owned banking subsidiary, First Mariner Bank, (opened in 1995) operates 22 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, and the city of Baltimore. First Mariner Mortgage, a division of First Mariner Bank, operates 14 offices in Central Maryland, the Eastern Shore of Maryland, and Northern Virginia. On July 12, 2002, First Mariner Bancorp formed Finance Maryland, LLC, a consumer finance company that currently operates eight branches in Anne Arundel, Baltimore, Cecil, Harford, Wicomico, and Washington counties. First Mariner Bancorp's common stock is traded on the Nasdaq National Market under the symbol "FMAR". Preferred shares issued by Mariner Capital Trust (Subsidiary of First Mariner Bancorp) are also traded under the Nasdaq National Market under the symbol "FMARP". First Mariner's web site address is www.1stMarinerBancorp.com, which includes comprehensive investor information.

In addition to historical information, this press release may contain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, and other unknown outcomes. The Company's actual results could differ materially from management's expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company's business, successful implementation of Company's branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly internet banking, impact of interest rates, possibility of economic recession or slow down (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact:  Mark Keidel- SVP/CFO 410-558-4281